EXHIBIT 10.23

Addendum
to the
Spinal Fusion Purchase Agreement
between
Texas Health Resources
and
CPM Medical

June 2, 2017

The Agreement to which this Addendum is attached and incorporated and is executed by and between CPM Medical ("Vendor"), and Texas Health Resources with its principal place of business at 612 East Lamar Blvd., Suite 1100, Arlington, Texas 76011 ("Customer"), dated as of the date hereof (the "Agreement"). In the event of a conflict between this Addendum and the Agreement, this Addendum shall control. The parties hereby agree as follows:

1.The companies agree to extend the existing Spinal Fusion Purchase Agreement between the parties for the period of July 1, 2017 through June 30, 2019.

2.All other Terms and Conditions of the agreement shall remain in effect.

AGREED: CPM Medical
By: ______________________________________	Date:	________________________
Name: ____________________________________
Title: _____________________________________

AGREED: Texas Health Resources
By: _______________________________________	Date:	________________________
Shaun Clinton
Senior Vice President
Texas Health Resources

EXHIBIT 10.23

Appendix
Texas Health Resources
Entity Listing

HOSPITALS

Texas Health Arlington Memorial Hospital 800 W. Randol Mill Rd Arlington, TX 76012	Texas Health Harris Methodist Hospital Southwest Fort Worth 6100 Harris Parkway Fort Worth, TX 76132	Texas Health Presbyterian Hospital Kaufman 850 Highway 243 West Kaufman, TX 75142
Texas Health Harris Methodist Hospital Cleburne 201 Walls Drive Cleburne, TX 76031	Texas Health Presbyterian Hospital Dallas 8200 Walnut Hill Ln. Dallas, TX 75231	Texas Health Presbyterian Hospital Plano 6200 W. Parker Blvd Plano, TX 75093
Texas Health Harris Methodist Hospital Fort Worth 1301 Pennsylvania Avenue Fort Worth, TX 76104	Texas Health Harris Methodist Hospital Stephenville 411 N. Belknap Stephenville, TX 76401	Texas Health Specialty Hospital Fort Worth 1301 Pennsylvania Ave. Fort Worth, TX 76104
Texas Health Harris Methodist Hospital Azle 108 Denver Trail Azle, TX 76020	Texas Health Presbyterian Hospital Allen 1105 Central Expwy North Allen, TX 75013	Texas Health Harris Methodist Hospital H.E.B 1600 Hospital Parkway Bedford, TX 76021.
Texas Health Presbyterian Hospital Denton 3000 N. Interstate 35 Denton, TX 76201	Texas Health Harris Methodist Hospital Alliance 10864 Texas Health Trail Fort Worth, TX 76244	CORPORATE OFFICE Texas Health Resources 612 E. Lamar Boulevard Arlington, TX 76011
THR AFFILIATE HOSPITALS - THPR
Physicians Medical Center, LLC d/b/a Texas Health Center for Diagnostics & Surgery 6020 West Parker Road Plano, Texas 75093	Rockwall Regional Hospital, LLC d/b/a Texas Health Presbyterian Hospital Rockwall 3150 Horizon Road Rockwall, Texas 75032	Southlake Specialty Hospital, LLC d/b/a Texas Health Harris Methodist Hospital Southlake 1545 E. Southlake Boulevard Southlake, Texas 76092
Flower Mound Hospital Partners, LLC d/b/a Texas Health Presbyterian Hospital Flower Mound 4400 Long Prairie Road Flower Mound, Texas 75028

EXHIBIT 10.23

This Page is not a contract provision. Provided as information only

Texas Health Resources

Business Ethics and Compliance Program

Key Information for Vendors

Texas Health is committed to the highest ethical and legal business practices consistent with health care laws and regulations and maintains a system-wide Business Ethics and Compliance Program. The Program focuses on the detection and prevention of violations of federal, state and local laws and fosters an environment of non-retaliation for questions or concerns raised in good faith.

Texas Health Mission: To improve the health of the people in the communities we serve.

Texas Health Vision: Texas Health Resources, a faith-based organization joining with physicians, will be the health care system of choice.

Texas Health Values:

Respect: We are committed to respecting the dignity of all persons and to fostering a system culture characterized by teamwork, diversity and empowerment.

Integrity: In building present and future partnerships, we are committed to and accountable for conducting our system and personal lives with integrity. We seek to build relationships based on loyalty, fairness, truthfulness and trustworthiness.

Compassion: We are committed to providing health care with a sensitivity to the whole person, reflective of God's compassion and love, with particular concern for the poor.

Excellence: We are committed to excellence by continuously improving the quality of our service delivery. This is done through the commitment to education and responsible stewardship of assets and resources.

Texas Health Promise: Individuals Caring for Individuals, *Together*.

Compliance Hotline: Texas Health maintains a toll-free hotline number (**1-800-381-4728**) where employees, medical staff, vendors and others can ask questions or raise concerns without fear of retribution. Callers may remain anonymous, if desired.

Vendor Clearance Process: Texas Health uses an online process to verify vendor credentials such as training certifications, immunization records, proof of insurance and policy agreements. All vendors interacting with patients are required to register via the online process. Texas Health does not employ, contract with or do business with any person or entity ineligible to participate in government health care programs. Texas Health routinely reviews the List of Excluded Individuals/Entities and the Excluded Parties List System to identify ineligible individuals or entities. **Vendors must immediately notify Texas Health if the company or its employees become excluded parties.**

Texas Health's *Code of Business Ethics (Code)*: Contractors and agents are expected to be familiar with and follow the Code. A copy of the Code and other information is available at: *www.TexasHealth.org/VendorCompliance*

Federal and State False Claims Act: Texas Health is committed to compliance with Federal and State False Claims Acts and the prevention and detection of fraud, waste and abuse.

Non-Retaliation: No person, who in good faith, reports suspected misconduct involving the Code, Texas Health policies, laws or regulations, patient safety or quality of care issues will suffer retaliation. Texas Health has a strict non-retaliation policy.

Business Courtesies & Gifts: Employees may not solicit, accept or offer substantial business gifts or courtesies from or to any vendor or potential vendor with whom Texas Health does business or seeks to do business. Business gifts/courtesies must be infrequent, low in value (normally less than $100) and must not be perceived as influencing an employee's fairness. Cash equivalents such as checks, gift certificates/cards or any other item redeemable at a store for products or cash are prohibited in any amount. In addition, vendors must not pay for employee travel expenses to attend focus group meetings, educational conferences or other events.

Solicitation: Vendors and others may not solicit employees or distribute brochures, coupons or other material on Texas Health property.

Donations, Grants & Other Charitable Gifts: Vendor donations, grants or contributions should be directed to the appropriate Texas Health Foundation. Transactions should not involve department level personnel or vendor sales or marketing representatives. Charitable donations, grants and contributions must be philanthropic in nature with no expectation of anything in return.

Relationships with Suppliers and Representatives: All purchasing relationships must be independent, fair and free from conflicts of interest. No vendor or vendor representative will be given special favors based upon a family relationship to a Texas Health officer, employee, board member or medical staff member. All purchase details must be fully stated in a written agreement including information necessary for accurate accounting including any rebates or discounts.

Product Samples, Demonstration Equipment, and Acceptance of Vendor Products: Texas Health standards must be followed for arrangements involving samples, demonstration equipment or delivery of vendor products at no charge. Texas Health will not accept items at reduced prices in return for future purchases of the same or different product or service.

Vendor Endorsements, Demonstrations and Education: Texas Health does not endorse or promote a specific vendor, products or services to patients, employees or business associates. Vendors should not use the Texas Health, hospital name or logo in press releases, advertising materials, brochures or articles without Texas Health's prior written approval. Guidelines for on-site demonstrations and participation in patient, community or physician education must be strictly followed. Texas Health employees should not be asked to write articles or provide quotes for use in vendor materials.

Contact Information: Supply Chain Management: 682-236-7517
Texas Health Compliance Hotline: 1-800-381-4728
www.Texashealth.org/VendorCompliance

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